EXHIBIT A


First Trust Dow Jones Select MicroCap Index(SM) Fund

First Trust Morningstar(R) Dividend Leaders(SM) Index Fund

First Trust NASDAQ-100 Equal Weighted Index(SM) Fund

First Trust NASDAQ-100-Technology Sector Index(SM) Fund

First Trust US IPOX Index Fund

First Trust NYSE Arca Biotechnology Index Fund

First Trust Capital Strength Index Fund

First Trust Dow Jones Internet Index(SM) Fund

First Trust NASDAQ-100 Ex-Technology Sector Index(SM) Fund

First Trust NASDAQ(R) Clean Edge(R) U.S. Liquid Series Index Fund

First Trust NASDAQ(R) ABA Community Bank Index Fund

First Trust Value Line(R) 100 Exchange-Traded Fund

First Trust Value Line(R) Dividend Fund

First Trust S&P REIT Index Fund

First Trust ISE-Revere Natural Gas Index Fund

First Trust ISE Water Index Fund

First Trust ISE Chindia Index Fund

First Trust Total US Market AlphaDEX ETF

  (fka First Trust Value Line(R) Equity Allocation Index Fund)

First Trust CBOE S&P 500 VIX Tail Hedge Fund



Updated: January 2015